Exhibit 99.1

Press Release

BayCom Corp Reports 2019 First Quarter Earnings of $4.9 Million

WALNUT CREEK, CA, April 29, 2019--(Business Wire)—BayCom Corp (the “Company”) (NASDAQ:BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $4.9 million, or $0.45 per diluted share, for the first quarter of 2019 compared to earnings of $2.6 million or $0.24 per diluted share, for the fourth quarter of 2018, and $4.1 million, or $0.54 per diluted share, for the first quarter of 2018. Earnings for the first quarter of 2019 increased $2.3 million, or 88.8%, as a result of a $1.0 million increase in net interest income, $485,000 increase in non-interest income and a $1.7 million decrease in non-interest expense compared to the prior quarter. The prior quarter included $2.3 million in merger related expenses in connection with our acquisition of Bethlehem Financial Corporation (“BFC”), and its wholly owned bank subsidiary, MyBank, in November 2018 (the “BFC Acquisition”).

Proposed Acquisition of Uniti Financial Corporation

On December 7, 2018, the Company entered into a definitive agreement with Uniti Financial Corporation (“UFC”), the holding company for Uniti Bank, which is headquartered in Buena Park, California. Pursuant to the merger agreement UFC will merge with and into the Company, with the Company as the surviving corporation in the merger. Immediately after the merger, Uniti Bank, a California state-chartered bank and wholly owned subsidiary of UFC, will merge with and into the Bank, with the Bank as the surviving bank. The transaction was unanimously approved and adopted by the Board of Directors of each company and is expected to be completed in the second calendar quarter of 2019, subject to customary closing conditions, regulatory approval, and approval of UFC’s shareholders.

Under the terms of the merger agreement, holders of UFC common stock will receive (i) $2.30 in cash and (ii) 0.07234 shares of Company common stock for each share of UFC common stock. The aggregate consideration was valued at approximately $63.9 million based on the closing price of the Company’s common stock of $23.39 on December 7, 2018. The total value of the transaction will fluctuate until closing based on the value of the Company’s common stock price. Upon consummation of the transaction, the shareholders of UFC will own approximately 9.3% of the Company. At March 31, 2019, UFC had approximately $329.3 million in total assets, $277.0 million in loans, $278.6 million in total deposits and $48.6 million in shareholders’ equity.

George J. Guarini, President and Chief Executive Officer of the Company stated, “Our pending Uniti Bank acquisition is expected to close in the second quarter of 2019 and we continue to actively look for new opportunities to expand our geographical market reach, build market penetration, add value for our clients and increase earnings per share for our shareholders.”

Mr. Guarini, continued, “We continue to believe in our focus of growth through strategic acquisitions which expands our market reach and allows us to retain local lending personnel and credit administration personnel to manage existing client relationships and participate in the evaluation of prospective clients. This strategy allows us to continue to this practice at a measured pace while maintaining discipline in staying within our credit risk tolerances without sacrificing growth in our EPS. We believe this approach will allow us to continue to maintain the reputation we have earned since the day we opened our doors in 2004, as solid stewards of the Company’s capital.”

First Quarter Performance Highlights:

•	Assets totaled $1.5 billion at both March 31, 2019 and December 31, 2018 compared to $1.2 billion at March 31, 2018. The increase from the same period in 2018 is due primarily to the BFC Acquisition.

•	Net interest margin was 4.30% for the current quarter, compared to 4.16% in the preceding quarter and 4.28% in the first quarter a year ago.

•	Loans, net of deferred fees, totaled $965.0 million at March 31, 2019, compared to $975.3 million at December 31, 2018 and $890.6 million at March 31, 2018.

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•	Deposits totaled $1.3 billion at both March 31, 2019 and December 31, 2018, and$1.1 billion at March 31, 2018. Non-interest bearing deposits increased to $416.8 million from $398.0 million at December 31, 2018, and from $320.1 million at March 31, 2018.

•	Non-accrual loans increased to $3.6 million or 0.37% of total loans as of March 31, 2019, compared to $3.1 million or 0.32% of total loans, as of December 31, 2018 and to $229,000, or 0.02%, of total loans, at March 31, 2018.

•	The Bank remains a “well-capitalized” institution for regulatory capital purposes at March 31, 2019.

Earnings

Net interest income increased $1.0 million, or 7.1%, to $14.9 million for the first quarter of 2019 compared to $13.9 million in the preceding quarter and increased $2.5 million, or 19.7%, compared to $12.4 million in the same quarter a year ago. Average interest earning assets increased $76.1 million, or 5.7%, for the three months ended March 31, 2019 compared to the prior quarter, and increased $223.3 million, or 19.0%, for the three months ended March 31, 2019 compared to the same period in 2018, largely due to the BFC Acquisition in November 2018, and, to a lesser extent, the net proceeds received from the issuance of common stock in our initial public offering in the second quarter of 2018. Interest income on loans for the quarters ended March 31, 2019, December 31, 2018 and March 31, 2018 included $799,000 million, $892,000 and $1.2 million, respectively, in accretion of the net discount on acquired loans including the recognition of revenue from purchase credit impaired loans in excess of discounts. The net discount on these acquired loans totaled $7.0 million, $7.5 million, and $7.7 million at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

The Company’s net interest margin was 4.30% for the first quarter of 2019 compared to 4.16% for the preceding quarter and 4.28% for first quarter 2018. The increase in net interest margin during the first quarter of 2019 compared to the preceding quarter is the result of a higher yield on loans and investments primarily due to higher market rates partially offset by an increase in the cost of interest bearing liabilities. The average yield on loans is enhanced by the amortization of acquisition accounting value adjustments on loans acquired in acquisitions. The average yield on loans including the accretion of the net discount for the first quarter of 2019 was 5.67% compared to 5.46% for the fourth quarter of 2018 and 5.57% for the same quarter last year. The accretion of the net discount on acquired loans increased the yield on loans by 33 basis points, 38 basis points, and 56 basis points during the first quarter of 2019, the fourth quarter of 2018, and first quarter of 2018, respectively. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines. The average cost of funds for the first quarter of 2019 was 0.70%, up from 0.68% for the fourth quarter of 2018 and 0.59% for the first quarter of 2018. Increases in the cost of funds reflecting higher market rates generally were offset by increases in the average balance of non-interest bearing deposits.

Non-interest income for the first quarter of 2019 totaled $2.1 million, an increase of $485,000, or 29.7%, compared to $1.6 million in the previous quarter and an increase of $394,000, or 22.8%, compared to $1.7 million for the same quarter in 2018. The increase in non-interest income compared to the previous quarter was primarily due to a one-time increase in other income resulting from an investment in an SBIC fund partially offset by a decline in the gain on sale of loans during the first quarter of 2019 compared to the previous quarter and comparable quarter in 2018. Other fees and service charges increased for the first quarter of 2019 compared to the same quarter in 2018 as a result of higher volume from the BFC Acquisition.

Non-interest expense for the first quarter of 2019 totaled $9.7 million, a decrease of $1.7 million, or 15.1%, compared to $11.5 million for the fourth quarter of 2018, and an increase of $1.6 million, or 20.0%, compared to $8.1 million for the same quarter in 2018. Non-interest expenses for the fourth quarter of 2018 included $2.3 million of BFC Acquisition related expenses comprised of $536,000 in salaries and benefits, $1.3 million in data processing expenses, $130,000 in professional fees and $369,000 in all other expenses. Excluding the BFC Acquisition related expenses non-interest expenses increased $598,000, or 6.5%, due to higher data processing of $257,000, core deposit intangible amortization of $85,000, occupancy costs of $70,000 and all other operating costs of $186,000 primarily related to the addition of the five New Mexico branches. The increase in non-interest expense for the first quarter of 2019 compared to the same period last year was primarily due to increases in data processing expenses, and salary and benefit expenses related to the BFC Acquisition as well as professional fees to ensure compliance with various public company requirements.

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The provision for income taxes was $2.0 million for the quarter ended March 31, 2019, compared to $1.2 million for the quarter ended December 31, 2018 and $1.7 million for the quarter ended March 31, 2018. The higher income tax provision in the first quarter of 2019 compared to the prior quarter was primarily due higher taxable income.

Loans and Credit Quality

Loans, net of deferred fees, decreased $10.4 million, or 1.1%, to $965.0 million at March 31, 2019, from $975.3 million at December 31, 2018 and increased $74.4 million, or 8.4%, from $890.6 million at March 31, 2018 primarily due to the BFC Acquisition. Loan originations for quarter ended March 31, 2019 totaled $20.7 million compared to $28.0 million during the fourth quarter of 2018 and $29.2 million during the first quarter 2018. Loan originations in the first quarter of 2019 were spread throughout our markets with the majority focused in San Mateo, Alameda Counties in California and Bernalillo County in New Mexico, with commercial and residential real estate secured loans accounting for the majority of the originations during the quarter.

Non-accrual loans totaled $3.6 million, or 0.37% of total loans, at March 31, 2019, compared to $3.1 million, or 0.32% of total loans, at December 31, 2018, and $229,000, or 0.02% of total loans, at March 31, 2018. The increase in non-accrual loans from a year ago related to the migration of several unrelated loans to non-accrual status including one loan totaling $1.9 million to a long-standing borrower of the Bank. At March 31, 2019 and December 31, 2018, $2.3 million of our non-accrual loans were guaranteed by government agencies. At March 31, 2019, accruing loans past due 30 to 89 days totaled $8.7 million compared to $3.4 million at December 31, 2018 and $1.4 million at March 31, 2018. The increase in past due 30 to 89 days at March 31, 2019 primarily related to two loans totaling $6.3 million that were less than 60 days past due and have since been brought current. There were no accruing loans past due more than 90 days, at March 31, 2019, December 31, 2018, or March 31, 2018.

At March 31, 2019, our allowance for loan losses was $5.4 million, or 0.56% of total loans, compared to $5.1 million, or 0.53% of total loans, at December 31, 2018 and $4.6 million, or 0.52% of total loans, at March 31, 2018. The allowance for loan losses plus the net discount recorded on acquired loans totaled $12.4 million, representing 1.28% of total loans at March 31, 2019 compared to $12.7 million or 1.30% of total loans at December 31, 2018 and $12.3 million or 1.36% of total loans at March 31, 2018. Included in the carrying value of loans are net discounts on acquired loans as they are carried at their estimated fair value on the date on which they were acquired. As of March 31, 2019, acquired loans, net of their discounts, totaled $379.6 million compared to $392.8 million at December 31, 2018 and $378.1 million at March 31, 2018. The provision for loan losses recorded in the first quarter of 2019 totaled $277,000 compared to the prior quarter provision of $264,000 and $254,000 for same quarter last year. At March 31, 2019, December 31, 2018 and March 31, 2018, our allowance for loan losses specific reserves totaled $10,000. Net charge-offs in the first quarter 2019 totaled $12,000 compared to a net charge-off of $624,000 in the previous quarter and net recovery of $131,000 during the same quarter in 2018.

Deposits and Borrowings

Deposits totaled $1.3 billion at March 31, 2019 and December 31, 2018 compared to $1.1 billion at March 31, 2018. The increase in deposits from the same quarter a year ago was primarily attributable to the $135.4 million of deposits acquired in connection with the BFC Acquisition in November 2018. Non-interest bearing deposits totaled $416.8 million, or 33.3% of total deposits, at March 31, 2019 compared to $398.0 million, or 31.6% of total deposits, at December 31, 2018, and $320.1 million, or 29.1% of total deposits, at March 31, 2018.

At March 31, 2019 and December 31, 2018, borrowings totaled $8.2 million compared to $11.4 million at March 31, 2018. During the second quarter 2018, we repaid $6.0 million in long-term secured borrowings out of the net proceeds from our initial public offering. Our borrowings at March 31, 2019 relate to junior subordinated debentures assumed in connection with our acquisition of First ULB Corp. in April 2017 and the BFC Acquisition in November 2018.

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Shareholders’ Equity

Shareholders’ equity totaled $206.4 million at March 31, 2019 up from $200.8 million at December 31, 2018, and $122.6 million at March 31, 2018. The increase in shareholders’ equity at March 31, 2019 compared to December 31, 2018 was primarily due to net income of $4.9 million, $120,000 in stock-based compensation, and a $597,000 increase in other comprehensive income representing unrealized gains on investments securities, net of tax. The year over year increase in shareholder equity also included, in addition to net income, the common stock issued in our initial public offering in May 2018 of $66.0 million, net of expenses and underwriting commissions.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington and New Mexico. The Bank also offers business escrow services and facilitates tax free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: expected revenues, cost savings, synergies and other benefits from the proposed merger of the Company and UFC and the recent merger of the Company and BFC might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the requisite shareholder and regulatory approvals and other closing conditions for the UFC Merger may be delayed or may not be obtained or the merger agreement may be terminated; business disruption may occur following or in connection with the UFC Merger; the Company’s or UFC’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; the diversion of managements’ attention from ongoing business operations and opportunities as a result of the UFC Merger or otherwise; future acquisitions by the Company of other depository institutions or lines of business; changes in general economic conditions and conditions within the securities market; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission(“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

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The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

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BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

		(Dollars in thousands, except earnings per share data)
		Three months ended
		March 31,	December 31,	March 31,
		2019	2018	2018
Interest income
Interest income - non-real estate		$1,611	$1,577	$1,399
Interest income - real estate		11,140	10,253	9,654
Interest on investment securities		818	775	364
Interest on Federal funds sold and other bank deposits		1,989	1,773	907
Accretion and net fee amortization		799	892	1,228
Total interest income		$16,357	$15,270	$13,552
Interest expense
Interest on transaction accounts		601	574	453
Interest on time deposits		745	705	526
Interest on borrowings		146	102	159
Total interest expense		$1,492	$1,381	$1,138
Net interest income		14,865	13,889	12,414
Provision for loan losses		277	264	254
Net interest income after provision for loan losses		$14,588	$13,625	$12,160
Non-interest income
Loan fee income		410	413	$245
Service charge income		87	79	87
Other fees and service charges		646	505	359
Gain on sale of loans		266	438	651
Other income		711	200	384
Total non-interest income		$2,120	$1,635	$1,726
Non-interest expense
Salaries and benefits		5,963	6,478	4,914
Occupancy		1,110	1,040	975
Professional		397	612	341
Insurance		156	145	158
Data processing		924	1,957	708
Office		357	466	383
Marketing		209	292	211
Core deposit premium		389	304	289
Loan related expenses		63	31	41
Other miscellaneous		179	149	103
Total non-interest expense		$9,747	$11,474	$8,123
Income before provision for income taxes		6,961	3,786	5,763
Provision for income taxes		2,019	1,169	1,694
Net income		$4,942	$2,617	$4,069

Net income per common share:	Basic	$0.45	$0.24	$0.54
	Diluted	0.45	0.24	0.54
Weighted average shares used to compute net income per common share:
	Basic	10,891,564	10,869,275	7,512,227
	Diluted	10,891,564	10,869,275	7,512,227

Comprehensive income:
Net income		$4,942	$2,617	$4,069
Other comprehensive income (loss):
Change in net unrealized gain (loss) on available-for-sale securities		833	664	(401)
Deferred (benefit) tax expense		(240)	(201)	119
Other comprehensive income (loss), net of tax		593	463	(282)
Comprehensive income		$5,535	$3,080	$3,787

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BAYCOM CORP

STATEMENT OF CONDITION (UNAUDITED)

(Dollars in thousands)

	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Cash and due from banks	$332,442	$323,581	$255,551
Investments	112,552	113,019	46,159
Loans held for sale	4,208	855	250
Loans, net of deferred fees	964,966	975,329	890,579
Allowance for loans losses	(5,405)	(5,140)	(4,600)
Bank premises and equipment, net	6,479	11,168	8,279
Cash surrender value of Bank owned life insurance policies, net	19,766	19,602	17,211
Core deposit premium, net	6,816	7,205	4,483
Right to use asset	7,502	-	-
Goodwill	14,594	14,594	10,365
Interest receivable and other assets	18,550	18,182	13,556
Total assets	$1,482,470	$1,478,395	$1,241,833

Liabilities and Shareholders' Equity
Liabilities
Deposits
Non-interest bearing	$416,803	$398,045	$320,104
Interest bearing:
Transaction accounts and savings	498,974	510,150	409,533
Premium money market	123,765	134,219	149,562
Time Deposits	211,025	215,354	219,574
Total deposits	$1,250,567	$1,257,768	$1,098,773
Other borrowings	-	-	6,000
Junior subordinated deferred interest debentures, net	8,181	8,161	5,402
Lease liability	7,818	-	-
Salary continuation plan	3,400	3,338	4,107
Interest payable and other liabilities	6,093	8,375	4,983
Total liabilities	$1,276,059	$1,277,642	$1,119,265

Shareholders' Equity

Common stock, no par value	$149,655	$149,535	$81,740
Retained earnings	56,262	51,321	40,897
Accumulated other comprehensive income (loss)	494	(103)	(69)
Total shareholders' equity	206,411	200,753	122,568
Total liabilities and shareholders' equity	$1,482,470	$1,478,395	$1,241,833

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BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Data:	2019	2018	2018
Performance Ratios:
Return on average assets (1)	1.33%	0.75%	1.31%
Return on average equity (1)	9.69%	5.24%	13.27%
Yield on earning assets (1)	4.74%	4.57%	4.67%
Rate paid on average interest bearing liabilities	0.70%	0.68%	0.59%
Interest rate spread - average during the period	4.00%	3.89%	4.08%
Net interest margin (1)	4.30%	4.16%	4.28%
Loan to deposit ratio	77.16%	77.54%	77.54%
Efficiency ratio (2)	57.39%	73.90%	57.45%
Charge-offs/(recoveries), net	$12	$624	$(131)

Per Share Data:
Shares outstanding at end of period	10,891,564	10,869,275	7,512,227
Average diluted shares outstanding	10,891,564	10,869,275	7,512,227
Diluted earnings per share	$0.45	$0.24	$0.54
Book value per share	18.95	18.47	26.72
Tangible book value per share (3)	16.99	16.46	14.34

Asset Quality Data:
Non-performing assets to total assets (4)	0.30%	0.27%	0.02%
Non-performing loans to total loans (5)	0.37%	0.32%	0.02%
Allowance for loan losses to non-performing loans	149.81%	164.32%	2008.73%
Allowance for loan losses to total loans	0.56%	0.53%	0.52%
Classified assets (graded substandard and doubtful)	$7,117	$8,603	$10,358
Total accruing loans 30-89 days past due	8,718	3,417	1,425
Total loans 90 days past due and still accruing	-	-	-

Capital Ratios:
Tier 1 leverage ratio - Bank	10.44%	10.04%	9.49%
Common equity tier 1 - Bank	15.29%	14.63%	13.31%
Tier 1 capital ratio - Bank	15.29%	14.63%	13.31%
Total capital ratio - Bank	15.87%	15.17%	13.88%
Equity to total assets at end of period	13.92%	13.58%	13.58%

Loans:
Real estate	$842,146	$856,398	$783,197
Non-real estate	126,526	123,702	115,241
Non-accrual loans	3,608	3,128	229
Mark to fair value at acquisition	(6,956)	(7,533)	(7,656)
Total loans	$965,324	$975,695	$891,011

Other Data:
Number of full service offices	22	22	17
Number of full-time equivalent employees	205	214	164

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Non-performing assets consist of non-accruing loans and real estate owned.
(5)	Non-performing loans consist of non-accruing loans.

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Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	Non-GAAP Measures
	(Dollars in thousands)
	March 31,	December 31,	March 31,
	2019	2018	2018
Non-GAAP Data:
Total common shareholders' equity	$206,411	$200,753	$122,568
less: Goodwill and other intangibles	21,410	21,799	14,848
Tangible common shareholders' equity	$185,001	$178,954	$107,720

Total assets	$1,482,470	$1,478,395	$1,241,833
less: Goodwill and other intangibles	21,410	21,799	14,848
Total tangible assets	$1,461,060	$1,456,596	$1,226,985

Tangible equity to tangible assets	12.66%	12.29%	8.78%
Average equity to average assets	13.74%	14.29%	9.87%
Tangible book value per share	$16.99	$16.46	$14.34

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp

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